Exhibit 99.1

HF Sinclair Announces Pricing Terms of Cash Tender Offer for Debt Securities

DALLAS, August 15, 2025 — HF Sinclair Corporation (NYSE and NYSE Texas: DINO) (the “Corporation”) today announced the pricing terms for its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding notes listed in the table below (collectively, the “Notes” and each a “Series” of Notes). All other terms and conditions of the Tender Offer remain unchanged and are described in the Offer to Purchase, dated August 11, 2025 (the “Offer to Purchase”). Capitalized terms used in this news release and not defined herein have the meanings given to them in the Offer to Purchase.

The applicable consideration to be paid in the Tender Offer for each Series of Notes accepted for purchase was determined by reference to the applicable fixed spread specified for such Series of Notes over the yield (the “Reference Yield”) based on the bid-side price of the applicable U.S. Treasury Securities set forth in the table below (the “Tender Offer Consideration”). The Reference Yields listed in the table below were determined (pursuant to the Offer to Purchase) at 2:00 p.m., New York City time, today, August 15, 2025, by the Lead Dealer Managers.

The following table sets forth the pricing information for the Tender Offer:

Title of Security	CUSIP(1)	Aggregate Principal Amount Outstanding Prior to the Tender Offer	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Tender Offer Consideration(2)
5.875% Senior Notes due 2026	403949 AB6	$153,585,000	4.250% U.S.T. due 12/31/25	4.226%	50 bps	$1,004.12
6.375% Senior Notes due 2027	403949 AK6 U4322C AD5 403949 AP5	$249,875,000	3.750% U.S.T. due 4/15/26	4.035%	50 bps	$1,011.63

(1)

No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this news release or printed on the Notes. They are provided solely for the convenience of Holders of the Notes.

(2)

Payable for each $1,000 principal amount of applicable Notes validly tendered at or prior to the Expiration Time (as defined below) and accepted for purchase by the Corporation. In addition, Holders whose Notes are accepted will also receive interest on such Notes accrued to the Settlement Date (as defined below).

The Tender Offer will remain open until 5:00 p.m., New York City time, on August 15, 2025, unless extended or earlier terminated as described in the Offer to Purchase (such date and time, as the same may be extended, the “Expiration Time”). In accordance with the terms of the Offer to Purchase, the Corporation reserves the right to amend the Tender Offer, subject to applicable law.

Subject to satisfaction of the conditions to the Tender Offer, settlement for all Notes validly tendered pursuant to the Tender Offer prior to the Expiration Time or pursuant to a Notice of Guaranteed Delivery is expected to be on August 20, 2025 (the “Settlement Date”).

Citigroup, Citizens Capital Markets and Mizuho are the Lead Dealer Managers for the Tender Offer. D.F. King & Co., Inc. is the Tender and Information Agent. Persons with questions regarding the Tender Offer should contact Citigroup Global Markets Inc. at +1 (800) 558-3745 (toll free) or +1 (212) 723-6106 or ny.liabilitymanagement@citi.com, Citizens JMP Securities, LLC at dl-cjmpslegal@citizensbank.com, or Mizuho Securities USA LLC at +1 (866) 271-7403 (toll free) or +1 (212) 205-7741. Questions regarding the tendering of Notes and requests for copies of the Offer to Purchase and Notice of Guaranteed Delivery and related materials should be directed to D.F. King & Co., Inc. at (212) 931-0865 (for banks and brokers) or (800) 949-2583 (all others, toll-free) or email DINO@dfking.com. Copies of the Offer to Purchase and Notice of Guaranteed Delivery are also available at the following web address: www.dfking.com/DINO.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is made only by the Offer to Purchase and Notice of Guaranteed Delivery and the information in this news release is qualified by reference to the Offer to Purchase. There is no separate letter of transmittal in connection with the Offer to Purchase. None of the Corporation, the Corporation’s Board of Directors, the Lead Dealer Managers, the Tender and Information Agent or the trustee with respect to any Notes is making any recommendation as to whether Holders should tender any Notes in response to the Tender Offer, and neither the Corporation nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

About HF Sinclair Corporation:

HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and lubricants and specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah. HF Sinclair provides petroleum product and crude oil transportation, terminalling, storage and throughput services to our refineries and the petroleum industry. HF Sinclair markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states and supplies high-quality fuels to more than 1,700 branded stations and licenses the use of the Sinclair brand to more than 300 additional locations throughout the country. HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in New Mexico. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries.

FOR FURTHER INFORMATION, Contact:

Craig Biery, Vice President, Investor Relations

HF Sinclair Corporation

214-954-6510

Cautionary Statement Regarding Forward-Looking Statements:

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this news release relating to matters that are not historical facts, including those related to the concurrent offering of senior notes and the use of proceeds therefrom, and the Tender Offer and the timing and outcome thereof, are “forward-looking statements” that involve certain risks and uncertainties that could cause actual outcomes and results to materially differ from what is expressed, implied or forecast in such statements. Any differences could be caused by a number of factors, including, but not limited to, the ability to complete the concurrent offering of senior notes, general market conditions and other financial, operational and legal risks and uncertainties detailed from time to time in the Corporation’s SEC filings. All forward-looking statements included in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.